Exhibit 10.1

CERTAIN IDENTIFYING INFORMATION MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

DENALI THERAPEUTICS INC.

AND

[***]

June 12, 2026

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 12, 2026 (the “Effective Date”), by and between [***] (“Buyer”) and Denali Therapeutics Inc., a corporation organized under the laws of Delaware (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”
RECITALS

WHEREAS, Seller is the sole beneficial and record holder of all right, title and interest in and to the Priority Review Voucher (as defined below);
WHEREAS, Seller and Buyer each (i) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction and the other transactions contemplated hereunder, collectively, the “Asset Purchase”), and (ii) in furtherance thereof, have duly authorized, approved and executed this Agreement, and authorized and approved the other transactions contemplated by this Agreement, in accordance with all applicable Legal Requirements (as defined below); and
WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

(a) “Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest, or (ii) has the power, whether pursuant to Contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(b) “Alternative Transaction” means, other than the transactions contemplated by this Agreement, any proposal or offer from any Person or group of Persons (other than Buyer or its Affiliates or their respective Representatives) for any acquisition by, or transfer, assignment, encumbrance, license or other grant of rights or disposition to, such Person or group of Persons of any right, title or interest in or to the Purchased Assets; provided, that “Alternative Transaction” shall not include any debt or equity financing transaction of the Seller or any acquisition of substantially all of Seller’s assets or a majority of the direct or indirect equity
1

Exhibit 10.1
interests in Seller (whether through a stock purchase, merger, sale of all or substantially all assets or otherwise) so long as such acquisition provides that this Agreement continues to be binding, enforceable and in full force and effect on the same terms in effect as of the Effective Date.

(c) “Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Legal Requirements that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, abuse of dominant position, or acquisitions, mergers or other business combinations, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position.

(d) “BLA” means a human biologics license application submitted under Section 351(a) of the PHSA.

(e) “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.

(f) “Confidential Information” means (i) any and all confidential and proprietary information, including, but not limited to, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available, disclosed or communicated by a Party or its Affiliates or their respective Representatives to the other Party or its Affiliates or their respective Representatives, related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms, conditions and existence of this Agreement. “Confidential Information” will not include information that (A) at the time of disclosure, is generally available to the public, (B) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information, (C) becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or (D) was developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates, as evidenced by the recipient’s contemporaneous written records. Notwithstanding anything herein to the contrary, all Confidential Information included within the Purchased Assets (which for the avoidance of doubt shall not include any confidential and proprietary information relating specifically to the Product) shall constitute Confidential Information of the Buyer from and after the Closing Date.

(g) “Confidentiality Agreement” means that certain Confidentiality Agreement, by and between Buyer and Seller, effective as of [***].

(h) “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(i) “Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, right of negotiation or refusal, lease, security interest, encumbrance, adverse claim, interference or any other restriction on use, ownership or transfer (other than the requirement to pay the Priority Review Fee).

Exhibit 10.1

(j) “FDA” means the United States Food and Drug Administration.

(k) “FDA Approval Letter” means the BLA approval letter dated March 24, 2026, from the FDA to Seller, approving the Subject BLA and granting the Priority Review Voucher, attached hereto as Exhibit A.

(l) “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq. as amended, and including any rules, regulations and requirements promulgated thereunder.

(m) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission, institutional review board, independent ethics committee or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self‑regulatory organization or any quasi‑governmental or private body exercising any regulatory, taxing or other governmental or quasi‑governmental authority.

(n) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(o) “Knowledge” means, with respect to Seller, the actual knowledge of the facts and information, [***].

(p) “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to a Party or to any of its assets, properties or businesses. Legal Requirements shall include, without limitation, with respect to Seller or its Affiliates, any FDA-related or other responsibilities, requirements, obligations, parameters and conditions relating to the Priority Review Voucher, the Product, or the Subject BLA set forth in (i) the FDA Approval Letter, (ii) any other correspondence received by Seller or its Affiliates from the FDA regarding the Priority Review Voucher, the Product, or the Subject BLA, (iii) the FDCA, (iv) the PHSA, or (v) the FDA’s Draft Guidance, “Rare Pediatric Disease Priority Review Vouchers – Guidance for Industry” (July 2019).

(q) “Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirement or any Contract.

(r) “Order” means any order, decree, edict, injunction, writ, award or judgment of any Governmental Entity.

(s) “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

Exhibit 10.1

(t) “PHSA” means the United States Public Health Service Act, 42 U.S.C. § 201, et seq. as amended, and including any rules, regulations and requirements promulgated thereunder.

(u) “Priority Review” means a priority review of and action by the FDA on a human drug application under Section 505(b)(1) of the FDCA or a BLA under Section 351(a) of the PHSA in accordance with the timelines and procedures for “priority review” applications set forth in the then-current version of the Prescription Drug User Fee Act Performance Goals Letter or other then-current FDA policies, procedures, or Legal Requirements.

(v) “Priority Review Voucher” means the priority review voucher issued by the FDA to Seller, as the sponsor of an approved rare pediatric disease product application, and assigned tracking number BLA 761485, that entitles the holder of such voucher to Priority Review, as evidenced by a copy of the FDA Approval Letter.

(w) “Proceeding” means any claim, action, arbitration, audit, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(x) “Product” means AVLAYAH™ (tividenofusp alfa-eknm), a product indicated for the treatment of neurologic manifestations of Hunter syndrome (mucopolysaccharidosis type II) when initiated in presymptomatic or symptomatic pediatric patients weighing at least 5 kg prior to advanced neurologic impairment.

(y) “Purchased Assets” means (i) the Priority Review Voucher, and (ii) any and all rights, benefits and entitlements with respect thereto afforded to the holder of the Priority Review Voucher.

(z) “Regulatory Change” means any term or condition that is not set forth in the FDA Approval Letter imposed by the FDA on the Priority Review Voucher that (i) is not generally imposed on priority review vouchers under the FDCA, (ii) has been enacted, adopted, approved or imposed between the Effective Date and the Closing Date and (iii) adversely affects, in any material respect, the manner in which Buyer may use, receive, hold, transfer or otherwise exploit the Priority Review Voucher.

(aa) “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(bb) “Subject BLA” means BLA No. 761485 approved by FDA on March 24, 2026, with respect to the Product.

(cc) “Third Party” means any Person other than a Party and such Party’s Affiliates.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

Exhibit 10.1

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale; No Assumed Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, at the Closing all of Seller’s right, title and interest in, to and under the Purchased Assets, in each case free and clear of all Encumbrances.

(b) For the avoidance of doubt, the sale, transfer, conveyance, assignment and delivery of the Purchased Assets from Seller to Buyer shall not include the sale, transfer, conveyance, assignment, delivery or assumption of any Liabilities of any nature from Seller to Buyer and, accordingly, Buyer shall not assume or be liable for, or otherwise be obligated to pay, perform or discharge, any such Liabilities of Seller or its Affiliates (fixed, contingent or otherwise, and whether or not accrued), including Liabilities relating to the Purchased Assets (other than such obligations as are generally imposed by applicable Legal Requirements solely on the holder of the Priority Review Voucher in respect of its use or transfer following the sale thereof pursuant to this Agreement, including, without limitation, the Priority Review Fee) (such Liabilities, “Excluded Liabilities”). Seller shall be solely responsible for all such Excluded Liabilities.

2.2 Purchase Price. The total consideration to be paid by Buyer to Seller at the Closing for all of the Purchased Assets shall be one hundred ninety five million U.S. Dollars (U.S. $195,000,000) (the “Purchase Price”).

2.3 Tax Withholding. In the event any payments to be made to Seller under this Agreement are subject to withholding tax under applicable Legal Requirements, Buyer shall be authorized to deduct the withholding tax from the payments, and shall pay all such withholding tax to the relevant tax authority, so that only the correspondingly reduced amount of payments (i.e. the full amount payable less withholding tax) is paid out to Seller. Buyer shall notify Seller at least five (5) Business Days prior to deducting or withholding any amounts of its intent to deduct or withhold and shall cooperate with Seller to minimize any such deduction or withholding.

ARTICLE III
CLOSING

3.1 Closing. The consummation of the Asset Purchase contemplated by this Agreement (the “Closing”) shall be conducted telephonically and/or via email or other similar means of correspondence on the [***] Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or on such other date as may be mutually agreed upon by Buyer and Seller. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

3.2 Transactions to be Effected at Closing.

Exhibit 10.1

(a) Seller’s Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) a duly executed Bill of Sale, in the form attached hereto as Exhibit B (the “Bill of Sale”);

(ii) a copy of the Seller FDA PRV transfer acknowledgement letter, in the form of Exhibit C-1;

(iii) a properly completed and duly executed IRS Form W-9 of Seller;
(iv) an executed certificate from a duly authorized officer of Seller certifying as to the matters set forth in Section 6.2(c);

(v) A duly executed certificate of the secretary or an assistant secretary (or equivalent duly authorized officer or other representative) of Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (B) as to the incumbency of each person executing this Agreement and any other document delivered in connection herewith on behalf of Seller and that the signature of each such person on this Agreement and such other document is such person’s genuine signature.

(b) Buyer’s Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i) payment of the Purchase Price, by wire transfer of immediately available funds, to an account previously designated in writing by Seller (at least two (2) Business Days prior to Closing) in full satisfaction of Buyer’s obligation to pay the Purchase Price to Seller; and

(ii) a copy of the Buyer FDA PRV transfer acknowledgement letter, in the form attached hereto as Exhibit C-2; and

(iii) an executed certificate from a duly authorized officer of Buyer certifying as to the matters set forth in Section 6.3(c).

3.3 Title Passage; Notification.

(a) Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to the Purchased Assets shall pass to Buyer, free and clear of all Encumbrances.

Exhibit 10.1
(b) Filings; Notifications. Consistent with the provisions of Section 8.1, Buyer and Seller agree to reasonably cooperate and assist each other with respect to any filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Effective Date and the Closing Date, as follows:

4.1 Organization, Standing and Power. Seller is a corporation, duly organized and validly existing under the laws of the State of Delaware. Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets or Seller’s ability to consummate the Asset Purchase contemplated by this Agreement, including the transfer from Seller to Buyer of ownership and rights with respect to the Purchased Assets at the Closing. Seller is not in violation of its certificate of incorporation or bylaws, in each case as amended to date.

4.2 Due Authority. Seller has all requisite corporate power and authority to enter into, deliver and perform its obligations under, and consummate the Asset Purchase contemplated by, this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller. This Agreement, upon execution and delivery by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

4.3 Noncontravention. The execution and delivery by Seller of this Agreement does not, and the consummation of the Asset Purchase contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets, or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or bylaws of Seller, in each case as amended to date, (ii) any Contract to which Seller or any Affiliate of Seller is a party or by which it or its assets are bound which involves or affects in any way any of the Purchased Assets, or (iii) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Seller or any Affiliate of Seller or any of the Purchased Assets.

4.4 No Consents. Except for the letters referenced in Sections 3.2(a)(ii) and 3.2(b)(ii) and the filing of any Premerger Notification and Report Form required under the HSR Act, no filing,

Exhibit 10.1
authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Seller to enter into, and to perform its obligations under, this Agreement.

4.5 Title to Purchased Assets. Seller is the sole and exclusive owner of all right, title and interest in and to the Purchased Assets and at the Closing will transfer to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances. Seller has performed all actions, if any, necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets pursuant to this Agreement. Seller has provided to Buyer true, correct and complete copies of the FDA Approval Letter and any other communications between Seller or any of its Affiliates and the FDA regarding the Priority Review Voucher (other than any portion thereof that is not relevant to the Purchased Assets, which may be redacted). No third party is entitled to any portion of the proceeds of the transactions contemplated by this Agreement[***]. As of the Closing, the right, title and interest in and to the Purchased Assets that are to be sold, transferred, conveyed, assigned and delivered by Seller to Buyer in accordance with this Agreement collectively constitutes the entire right, title and interest in and to the Purchased Assets and immediately following the Closing, Buyer shall have all right, title and interest in and to the Purchased Assets free and clear of all Encumbrances.

4.6 Contracts. Except for this Agreement, there is no Contract to which Seller or any Affiliate of Seller is a party or is bound that involves or affects the issuance, the ownership, transfer, licensing, title of or to, or use of any of the Purchased Assets, or that otherwise assigned, transferred, licensed, conveyed or encumbered, or granted or allowed to exist any Encumbrance with respect to, any of Seller’s right, title or interest in, to or under the Purchased Assets.

4.7 Compliance With Legal Requirements. Seller and its Affiliates are, and at all times have been, in compliance with all Legal Requirements applicable to the Seller or any such Affiliates with respect to (a) any of the Purchased Assets, (b) the Subject BLA (to the extent impacting any of the Purchased Assets) and (c) Seller’s and its Affiliates’ conduct, acts, submissions or omissions with respect to any of the Purchased Assets or the Subject BLA (to the extent impacting any of the Purchased Assets). Neither the Seller nor any of its Affiliates has made any false, misleading, or untrue statement of material fact, or failed to disclose a material fact required to be disclosed to FDA or other Governmental Entity with respect to the Purchased Assets or the Subject BLA (to the extent impacting any of the Purchased Assets), and all required submissions, filings, or other correspondence with FDA or other Governmental Entity with respect to the Purchased Assets and the Subject BLA (to the extent impacting any of the Purchased Assets) were true and complete. Seller and its Affiliates have not, and to Seller’s Knowledge, no other such Person has, received any notice or other communication from any Person or Governmental Entity regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement with respect to the Purchased Assets or the Subject BLA (to the extent impacting any of the Purchased Assets).

4.8 Legal Proceedings. There is no pending, or to Seller’s Knowledge, threatened Proceeding that involves or affects the validity of, ownership of, licensing of, title to, use of, or ability to transfer or redeem any of the Purchased Assets. None of the Purchased Assets are subject to any Order of any Governmental Entity or arbitrator.

Exhibit 10.1
4.9 Governmental Authorizations. Seller is not required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.

4.10 Solvency. Seller is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller. The remaining assets of Seller after the Closing will not be unreasonably small in relation to the business in which Seller will engage after the Closing. Upon and immediately following the Closing Date, after giving effect to the Asset Purchase contemplated by and in this Agreement (including the payment of the Purchase Price), Seller will not be insolvent and will have sufficient capital to continue in business and pay its debts as they become due.

4.11 Revocation; Use of Purchased Assets. The Priority Review Voucher has not been terminated, cancelled, redeemed, sold or otherwise transferred, suspended or revoked, and neither Seller nor any of its Affiliates or any of their respective Representatives has, with respect to the Priority Review Voucher, (i) made any false, misleading, or untrue statement of material fact or a fraudulent statement to the FDA or any other Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or made a fraudulent statement to the FDA or any other Governmental Entity or (iii) committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy and which would reasonably be expected to result in a revocation of the Priority Review Voucher. To Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to (with or without notice or lapse of time or both) result in the termination, suspension, cancellation or revocation of the Priority Review Voucher, give rise to a right of the FDA to revoke (or that would otherwise result in the revocation of) the Priority Review Voucher, result in the redemption or transfer of the Priority Review Voucher (other than pursuant to the transfer contemplated by this Agreement) or that would reasonably be expected to preclude or interfere with the sale and transfer of the Purchased Assets to the Buyer or Buyer’s use of the Purchased Assets to obtain Priority Review or any other benefit associated with the Purchased Assets. The Priority Review Voucher was awarded to Seller by the FDA in respect of Seller’s sponsorship of a rare pediatric disease product application pursuant to Section 529 of the FDCA. The Priority Review Voucher has not been transferred to any Person, including any Affiliate of Seller, and the transfer contemplated by this Agreement constitutes the first and only transfer of the Priority Review Voucher since the date that the Priority Review Voucher was issued, and to Seller’s Knowledge, there is no term or condition imposed by the FDA on the Priority Review Voucher that is not set forth in the FDA Approval Letter or the FDCA. Seller has provided to Buyer true and complete copies of the FDA Approval Letter and any other material communications between Seller or any of its Affiliates and the FDA regarding the Priority Review Voucher (other than any portion thereof that is not relevant to the Purchased Assets, which may be redacted), and all such communications were true, correct and complete in all material respects as of the date of submission to the FDA or any Governmental Entity.

4.12 Intent to Use. Neither Seller nor any of its Affiliates nor, to the Knowledge of the Seller, any other Third Party has notified the FDA of intent to use the Priority Review Voucher to obtain a Priority Review.

Exhibit 10.1

4.13 No Broker. Seller has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Seller who may be entitled to any fee or commission payable by Buyer or its Affiliates in connection with the Asset Purchase contemplated by this Agreement.

4.14 No Other Representations. Neither Seller nor any of its Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this Article IV, and Seller hereby disclaims any such other representations and warranties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Effective Date and the Closing Date, as follows:

5.1 Organization, Standing and Power. Buyer is a [***]. Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the Asset Purchase contemplated by this Agreement. Buyer is not in violation of its certificate of incorporation or bylaws, in each case as amended to date.

5.2 Authority. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer. This Agreement, upon execution and delivery by the Parties, will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

5.3 Noncontravention. The execution and delivery by Buyer of this Agreement does not, and the consummation of the Asset Purchase contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the certificate of incorporation or bylaws of Buyer, in each case as amended to date, (b) any Contract to which Buyer is a party or by which it is bound, or (c) any Legal Requirements applicable to Buyer.

5.4 No Consents. Except for the letters referenced in Sections 3.2(a)(ii) and 3.2(b)(ii) and the filing of any Premerger Notification and Report Form required under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or

Exhibit 10.1
otherwise, is necessary to enable or authorize Buyer to enter into, and to perform its obligations under, this Agreement.

5.5 No Broker. Buyer has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Buyer who would be entitled to any fee or commission payable by Seller in connection with the Asset Purchase contemplated by this Agreement.

ARTICLE VI
CONDITIONS TO CLOSING

6.1 Conditions Precedent of Buyer and Seller. Each Party’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) No temporary restraining order, preliminary or permanent injunction or other material Order issued or promulgated by a Governmental Entity preventing, prohibiting or restraining the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any applicable Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal.

(b) There shall not be any Proceeding commenced or pending by a Governmental Entity seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement and/or the transactions contemplated hereby.

(c) The waiting period (and any extension thereof, including any timing agreement with the relevant Governmental Entity) applicable to the Asset Purchase under the HSR Act shall have expired or been terminated.

6.2 Buyer’s Condition Precedent. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects at and as of the Effective Date and as of the Closing Date (or, if made as of a specified date, as of such date).

(b) All of the covenants and obligations that Seller is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and duly executed by Seller, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) There shall not have occurred and remain in effect any Regulatory Change. Seller’s

Exhibit 10.1
6.3 Condition Precedent. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date.

(b) All of the covenants and obligations that Buyer is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and duly executed by Buyer, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII
INDEMNIFICATION
7.1 Indemnification.

(a) Indemnification by Seller. From and after the Closing, Seller will indemnify, defend and hold Buyer and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Liabilities, claims, losses, damages, costs and expenses (including reasonable attorneys’ fees) whether or not arising from, relating to, or otherwise involving a claim of a third party (collectively, “Damages”) to the extent arising out of or resulting from (i) any breach of Seller’s representations, warranties, covenants or obligations under this Agreement, (ii) Seller’s fraudulent, grossly negligent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, (iii) any claim by any Third Party against Buyer and its Affiliates that such Third Party is entitled to any proceeds from the sale of the Priority Review Voucher pursuant hereto, and/or (iv) [***], and/or (v) any Excluded Liabilities.

(b) Indemnification by Buyer. From and after the Closing, Buyer will indemnify, defend and hold Seller and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Damages to the extent arising out of or resulting from (i) any breach of Buyer’s representations, warranties, covenants or obligations under this Agreement, (ii) Buyer’s fraudulent, grossly negligent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, and/or (iii) Buyer’s, its Affiliates’, or any subsequent transferee’s use of the Purchased Assets.

7.2 Indemnification Procedures for Third Party Claims.

(a) A Person entitled to indemnification pursuant to Section 7.1 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” Indemnitee shall inform Indemnitor of any indemnifiable Damages arising out of a claim by a third party in respect of which an Indemnitee may seek indemnification pursuant to Section 7.1 (a “Third Party Claim”) as soon as reasonably practicable after the Third Party Claim arises, it being understood and agreed that the failure to give such notice will not relieve the Indemnitor of its indemnification obligation under this

Exhibit 10.1
Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice.

(b) If the Indemnitor has acknowledged in writing to the Indemnitee within fifteen (15) days after receipt of the Third Party Claim the Indemnitor’s responsibility for defending such Third Party Claim, the Indemnitor shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor; provided, however, that the Indemnitor may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Third Party Claim, and (ii) the Indemnitee consents to such compromise or settlement, which consent shall not be withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnitee, (B) any payment by the Indemnitee that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnitee, in any of which cases the Indemnitee may withhold its consent in its sole discretion. If the Indemnitor does not elect to assume control of the defense of a Third Party Claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, upon at least ten (10) Business Days’ prior written notice to the Indemnitor of its intent to do so, to undertake the defense of such Third Party Claim for the account of the Indemnitor (with counsel reasonably selected by the Indemnitee and approved by the Indemnitor, such approval not to be unreasonably withheld or delayed), provided, that the Indemnitee shall keep the Indemnitor apprised of all material developments with respect to such Third Party Claim and promptly provide the Indemnitor with copies of all correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation. The Indemnitee may not compromise or settle such litigation without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

(c) The Indemnitee may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 7.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnitor shall bear such costs and expenses if counsel for the Indemnitor shall have reasonably determined that such counsel may not properly represent both the Indemnitor and the Indemnitee.

7.3 Direct Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice from the Indemnitee to the Indemnitor. Such notice shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based, and an estimate, if possible, of the amount of Damages suffered or reasonably expected to be suffered by the Indemnitee; provided, that the failure to give such notification or any deficiency in such notification will not relieve such Indemnitor from any obligations under this Article VII, except to the extent such failure to give such notification or any deficiency in such notification actually and materially prejudices such Indemnitor.

7.4 Exclusive Remedy. From and after the Closing, except in the case of fraud, intentional or willful misrepresentation or intentional or willful misconduct, the sole and

Exhibit 10.1
exclusive remedy of any Indemnitee for any Damages (including any Damages from Liabilities or claims for breach of contract, warranty, or otherwise and whether predicated on common law, statute, strict liability or otherwise) that such Indemnitee may at any time suffer or incur, or become subject to, as a result of, or in connection with this Agreement, including any inaccuracy, violation or breach of any representation and warranty contained in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, shall be indemnification in accordance with this Article VII (subject to the applicable qualifications and limitations set forth in this Agreement).

7.5 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, except in the case of fraud, intentional or willful misrepresentation or intentional or willful misconduct, the maximum aggregate amount of indemnifiable Damages that may be recovered from (a) Seller pursuant to Section 7.1(a) shall equal the Purchase Price, and (b) Buyer pursuant to Section 7.1(b) shall equal the Purchase Price. Notwithstanding anything to the contrary set forth herein, except to the extent actually awarded against an Indemnitee pursuant to an Order with respect to a Third Party Claim and except for another Party’s fraud, no Party shall have any liability under any provision of this Agreement (including this Article VII) for any punitive, incidental, special or indirect damages or damages for or otherwise based on business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Nothing in this Section 7.5 shall operate to limit or exclude in any way Seller’s liability for any and all Excluded Liabilities.

7.6 Tax Treatment of Indemnity Payments. Any payments made to any party pursuant to this Article VII shall constitute an adjustment of the Purchase Price for tax purposes.

ARTICLE VIII
COVENANTS AND AGREEMENTS

8.1 Further Assurances.

(a) The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, any notifications or filings required to be made to the FDA in connection with the transfer from Seller to Buyer of the Purchased Assets following the Closing, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Asset Purchase contemplated by this Agreement, including the use by Buyer and/or its Affiliates or their respective permitted successors and assigns of the Priority Review Voucher in accordance with its terms and applicable Legal Requirements.

(b) Without limiting the foregoing, Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment from Seller to Buyer of the Purchased Assets.

Exhibit 10.1
8.2 Regulatory Change Notification. Seller shall, and shall cause its Affiliates and each of their respective successors in interest to the Subject BLA, to at all times comply in all material respects with all Legal Requirements applicable to the Purchased Assets, including any and all Legal Requirements applicable to the validity, maintenance, use or transfer of the Priority Review Voucher, or that would reasonably be expected to result in the revocation of the Priority Review if such Legal Requirements were not complied with. Seller shall, and shall cause its Affiliates and each of their respective successors in interest to the Subject BLA, promptly forward to Buyer any communications or notices it or its Affiliates receive from any Governmental Entity in respect of the Purchased Assets, provided that Seller may redact any portion of such material communications or notices that is not relevant to the Purchased Assets.

8.3 Nondisclosure.

(a) With respect to Confidential Information received from a Party, the other Party will (i) keep the Confidential Information confidential, (ii) not use such Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (iii) not disclose such Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.

(b) A Party may disclose Confidential Information of the other Party only to its Affiliates and their respective Representatives on a need-to-know basis.

(c) A Party will (i) enforce the terms of this Section 8.3 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 8.3, and (iii) be responsible and liable for any breach of this Section 8.3 by it or its Representatives.

(d) If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 8.3, such Party shall (to the extent permitted by applicable law) provide the disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.3. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.

(e) Nothing herein shall prohibit or otherwise restrict the disclosure of any Confidential Information by or on behalf of Buyer or its Affiliates to the FDA or other Governmental Entity to the extent required by the FDA or such other Governmental Entity to enable the use or transfer of the Priority Review Voucher; provided that Buyer and its Affiliates shall use commercially reasonable efforts to obtain confidential treatment for any such disclosures.

(f) The Parties hereby agree that, effective as of the Closing, the Confidentiality Agreement shall automatically terminate and be of no further force or effect.

Exhibit 10.1

8.4 Disclosures Concerning this Agreement. Seller and Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the Asset Purchase contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirements; provided, that, Buyer may, without the prior consent or review by Seller, make filings or disclosures with any applicable tax Governmental Entity that are necessary or desirable to Buyer and its Affiliates. Buyer and Seller each acknowledges that the other Party, or the other Party’s parent company, as a publicly traded company, is legally obligated to make timely disclosures of material events relating to its business. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission; provided, that if a Party is obligated to so file a copy of this Agreement, such Party shall prepare a proposed redacted version and request confidential treatment thereof, and the other Party may promptly (and in any case within two (2) Business Days) provide comments thereon, which comments shall be considered in good faith by the Party required to so file a copy of this Agreement. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity or filing that is publicly available without the prior written approval of such other Party in each instance.

8.5 Regulatory Compliance.

(a) Each of the Parties shall, if required by applicable Legal Requirements, as promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act. Each Party acknowledges and agrees that it shall pay and shall be solely responsible for its respective filing fees for the Party’s filing under the HSR Act.

(b) Each of the Parties, as promptly as practicable, unless otherwise agreed by the Parties, shall make, or cause to be made, all other filings and submissions under applicable Legal Requirements, including Antitrust Laws, applicable to it, or to its subsidiaries and Affiliates, as may be required for it to consummate the Asset Purchase, if any, and use its reasonable best efforts (which shall not require either Party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Entities necessary to be obtained by it, or its subsidiaries or Affiliates, in order for it to consummate such transactions.

(c) Each of Buyer and Seller will use reasonable best efforts to cause all documents that it is responsible to file with any Governmental Entity in accordance with this Section 8.5 to comply in all material respects with all Legal Requirements and rules and regulations of any Governmental Entity.

(d) The Parties shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in

Exhibit 10.1
Sections 8.5(a) and (b) above. Each Party shall supply such reasonable assistance as may be reasonably requested by the other Party in connection with the foregoing.

(e) Each of Buyer and Seller will, and will cause their respective Affiliates to, (i) promptly supply the other with any information which may be reasonably required in order to effectuate any filings and responses to information requests in accordance with this Section 8.5; (ii) as promptly as practicable, cooperate in good faith and use their respective reasonable best efforts to take any and all actions necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Asset Purchase and to obtain any approvals, actions or non-actions, waivers, consents, Orders, authorizations or clearances required under or in connection with the HSR Act and any other applicable Antitrust Laws, as promptly as practicable, and to enable all waiting periods under the HSR Act and any other applicable Antitrust Laws to terminate or expire (the “Antitrust Approvals”), as promptly as practicable, including: (A) promptly furnishing to the other such information and assistance as may reasonably be requested in order to prepare any notification, application, filing or request in connection with an Antitrust Approval, (B) consulting with, and considering in good faith, any suggestions or comments made by the other Party with respect to the Antitrust Approvals process, (C) providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required or advisable and (D) cooperating in the preparation and submission of all applications, notices, filings, and submissions to Governmental Entities; (iii) promptly inform the other Party of, and provide copies of, any substantive communication received by that Party in respect of obtaining or concluding the Antitrust Approvals, including the substantive details of any oral communications with any Governmental Entity; (iv) use reasonable best efforts to respond promptly to any request or notice from any Governmental Entity requiring the Parties, or any one of them, to supply additional information that is relevant to the review of the Asset Purchase in respect of obtaining or concluding the Antitrust Approvals, including any Request for Additional Information and Documentary Material from the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice; (v) permit the other Party to review in advance any proposed applications, notices, filings and submissions to Governmental Entities (including responses to requests for information and inquiries from any Governmental Entity) in respect of obtaining or concluding the Antitrust Approvals; (vi) promptly provide the other Party with any filed copies of applications, notices, filings and submissions (including responses to requests for information and inquiries from any Governmental Entity) that were submitted to a Governmental Entity in respect of obtaining or concluding the Antitrust Approvals; (vii) whenever practicable, not participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with Governmental Entities in respect of obtaining or concluding the Antitrust Approvals unless it consults with the other Party in advance and gives the other Party or their legal counsel the opportunity to attend and participate thereat, unless a Governmental Entity requests otherwise; and (viii) keep the other Party promptly informed of the status of discussions relating to obtaining or concluding the Antitrust Approvals.

(f) Notwithstanding anything in this Agreement to the contrary, reasonable best efforts will not obligate Buyer, Seller, any subsidiary of Buyer or any subsidiary of Seller to: (i) undertake or enter into agreements or agree to the entry of an order or decree with any Governmental Entity, (ii) commit to sell, license or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of Buyer, Seller, any subsidiary of Buyer or any subsidiary of Seller, (iii) commit to terminate, amend or replace any existing

Exhibit 10.1
relationships and contractual rights and obligations of Buyer, Seller, any subsidiary of Buyer or any subsidiary of Seller, (iv) terminate any relevant venture or other arrangement of the Buyer, Seller, any subsidiary of Buyer or any subsidiary of Seller, (v) effectuate any other change or restructuring of Buyer, Seller, any subsidiary of Buyer or any subsidiary of Seller or (vi) otherwise take any action that limits the freedom of action with respect to, or the ability to retain any of the businesses, product lines or assets of Buyer or Seller. Notwithstanding anything to the contrary in this Section 8.5, none of Buyer, Seller, nor any subsidiary of Buyer nor any subsidiary of Seller shall be obligated to initiate or pursue any litigation, administrative proceeding, or formal legal action in connection with obtaining or concluding any Antitrust Approvals; provided, however, that Buyer may elect, in its sole discretion, to do so. Nothing in this Section 8.5 shall be construed to require Buyer or Seller to challenge or appeal any action taken by a Governmental Entity.

(g) Notwithstanding the foregoing or anything in this Agreement to the contrary, but without limiting the obligations of Buyer under this Section 8.5, Buyer will, on behalf of the Parties, determine and control strategy for dealing with any Governmental Entity in respect of obtaining or concluding the Antitrust Approvals, and, to the extent permissible, Seller will use its reasonable best efforts to act consistently with such strategy; provided that Buyer will consult in advance with, and consider in good faith the views of, Seller in respect of strategy for dealing with any Governmental Entity and obtaining or concluding the Antitrust Approvals. Notwithstanding the foregoing, neither Buyer nor Seller will commit to or agree with any Governmental Entity to not consummate the Asset Purchase for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Law, and will not pull and refile any filing made under the HSR Act, in each case without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that notwithstanding the foregoing, Buyer may, without the consent of Seller, voluntarily withdraw its notification under the HSR Act on one (1) occasion so long as Buyer refiles its HSR Act notification within two (2) Business Days after withdrawal (unless otherwise agreed by the Parties hereto).

(h) Notwithstanding any other requirement in this Section 8.5, where a Party (a “Disclosing Party”) is required under this Section 8.5 to provide information to another Party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other restricted information only to antitrust counsel of the Receiving Party, provided, that the Disclosing Party also provides to the Receiving Party upon request of the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.

(i) Each Party will bear its own costs of preparing and fees attendant to its own notifications and similar filings and notices and related expenses incurred to obtain all Antitrust Approvals, including under the HSR Act.

8.6 Exclusivity; Non-Solicitation. Until the earlier of the Closing or the termination of this Agreement, Seller shall not, nor shall it authorize or instruct any of its Affiliates or its or their Representatives to, (a) sell, transfer, convey or assign the Priority Review Voucher to any Person other than Buyer or enter into any Contract with respect thereto, (b) encumber or

Exhibit 10.1
otherwise grant or allow to exist any Encumbrance on the Priority Review Voucher (other than pursuant to this Agreement), (c) solicit, initiate or knowingly facilitate or encourage any inquiries, proposals or offers with respect to, or the submission of, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) or any inquiry, expression of interest, proposal or offer that is reasonably likely to lead to an Alternative Transaction, (d) engage, continue or participate in any discussions or negotiations regarding, or take any other action intended or reasonably expected to facilitate the making of any inquiry, proposal or offer to Seller that constitutes, or may reasonably be expected to lead to, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) other than to state that they are not permitted to have any such discussions, (e) accept any inquiry, proposal or offer from any Person (other than Buyer) in respect of an Alternative Transaction, (f) take any action or inaction that would reasonably be expected to prevent the satisfaction of the conditions set forth in Article VI or adversely affect any of the Purchased Assets or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing or (g) resolve to propose or agree to do any of the foregoing. Seller shall, and shall cause each of its Affiliates and shall direct its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party or its Representatives conducted prior to the Effective Date with respect to any Alternative Transaction, or proposal that would reasonably be expected to lead to an Alternative Transaction, and shall use its reasonable best efforts to cause any such third party and its Representatives in possession of Confidential Information heretofore furnished to such Person by or on behalf of Seller to return or destroy all such Confidential Information as promptly as practicable.

ARTICLE IX
TERMINATION

9.1 Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties to consummate the transactions contemplated by this Agreement may be terminated and abandoned at any time before the Closing only as follows:

(a) upon the mutual written consent of Buyer and Seller;

(b) by either Party, by written notice to the other Party, at any time after 11:59 p.m., Eastern Standard Time, on the date that is ninety (90) days following the Effective Date (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose material breach of any provision set forth in this Agreement is the primary cause of the failure of the Closing to occur on or before such date;

(c) by Buyer, by written notice to Seller, if Buyer is not in material breach of its obligations under this Agreement and there has been a violation or breach by Seller of any of its representations, warranties, covenants, or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the Closing, and (i) such violation or breach has not been waived by Buyer, (ii) Buyer has provided written notice to Seller of such violation or breach, and (iii) such violation or breach cannot be or has not been cured by Seller within twenty (20) Business Days after receiving written notice thereof from

Exhibit 10.1
Buyer (provided, that in no event shall such twenty (20) Business Day extend beyond the Outside Date); or

(d) by Seller, by written notice to Buyer, if Seller is not in material breach of its obligations under this Agreement and there has been a violation or breach by Buyer of any of its representations, warranties, covenants, or other agreements contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the Closing, and (i) such violation or breach has not been waived by Seller, (ii) Seller has provided written notice to Buyer of such violation or breach, and (iii) such violation or breach cannot be or has not been cured by Buyer within twenty (20) Business Days after receiving written notice thereof from Seller (provided, that in no event shall such twenty (20) Business Day extend beyond the Outside Date).

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become null and void (except for the provisions of this Section 9.2, Section 8.3, Section 8.4, Article I and Article X, which shall survive any such termination (together, the “Surviving Provisions”)) and there shall be no liability on the part of Buyer or Seller except for (i) Damages resulting from any breach of this Agreement prior to termination of this Agreement by Buyer or Seller and (ii) Damages incurred after the termination of this Agreement with respect to the Surviving Provisions.

ARTICLE X
GENERAL PROVISIONS

10.1 Survival. Except as expressly set forth herein, the representations and warranties contained in this Agreement, and liability for the breach thereof, shall survive the Closing Date and shall remain in full force and effect and all covenants and obligations contained herein, shall, in each case, survive the Closing Date and remain in full force and effect until sixty (60) days following the expiration of the applicable statute of limitations.

10.2 Transfer Taxes and Fees. Notwithstanding any other provision in this Agreement to the contrary, each respective Party shall bear and pay any and all sales taxes, value added taxes, stamp taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, or fees (including any penalties, interest and additions thereto) that may become payable by it or its Affiliates in connection with the Asset Purchase. For clarity, the obligation to withhold shall not be deemed “payable” by a Party or its Affiliates pursuant to the foregoing sentence, but shall be considered an obligation of the Party on whose behalf the withholding is paid to the Governmental Entity. Buyer, its Affiliates, or any Buyer transferee of the Priority Review Voucher shall be solely responsible for the payment of the priority use review fee described in 21 U.S.C. § 360ff(c) (the “Priority Review Fee”) and all other user fees applicable to the human drug application for which the Priority Review Voucher is redeemed, following the Closing. For the avoidance of doubt, following the Closing, Seller shall have no liability or obligation for any such fees.

10.3 Notices. Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; or (b) upon such Party’s receipt after being sent by registered mail, by courier or express delivery service, in any case to the address set forth beneath the name of such

Exhibit 10.1
Party below (or to such other address as such Party shall have specified in a written notice given to the other Party in accordance with this Section 10.3):

(i) if to Buyer, to: [***]

(ii) if to Seller, to:
Denali Therapeutics Inc.
161 Oyster Point Blvd.
South San Francisco, CA 94080
Attention: Alexander Schuth, Chief Operating & Financial Officer
with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.
12235 El Camino Real, Suite 200
San Diego, CA 92130
Attention: Miranda Biven & Norm Hovijitra

10.4 Construction.

(a) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, all references in this Agreement to “Articles” and “Sections” are intended to refer to Articles and Sections of this Agreement.

10.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., DocuSign) or other transmission method shall be sufficient to bind the Parties hereto to the terms and conditions of this Agreement.

10.6 Entire Agreement. This Agreement, including all exhibits and schedules attached hereto, set forth the entire understanding of the Parties relating to the subject matter hereof and supersede all prior agreements and understandings among or between the Parties relating to the subject matter hereof (including, without limitation, the Confidentiality Agreement). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.

10.7 Assignment. No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Party’s express prior written consent.

Exhibit 10.1
Any attempt to assign this Agreement without such consent, will be null and void. Notwithstanding the foregoing, (a) Buyer may assign this Agreement, in whole or in part, without the consent of the Seller (i) to an Affiliate of Buyer, or (ii) to any purchaser, transferee, or assignee of any of the Purchased Assets in a single transaction, or series of transactions, whether by sale, merger, operation of law or otherwise, provided, that such assignment does not materially increase the amount of taxes required to be deducted or withheld from the Purchase Price, and (b) Seller may assign this Agreement, in whole or in part, without the consent of Buyer, to an Affiliate of Seller or to a successor to all or substantially all of the assets or business to which this Agreement pertains, whether by sale, merger, operation of law or otherwise. For the avoidance of doubt, no assignment made pursuant to this Section 10.7 shall relieve the assigning Party of any of its obligations under this Agreement. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.

10.8 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties hereto shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 Remedies Cumulative.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.

(b) The Parties agree that irreparable harm may occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such harm. Accordingly, the Parties acknowledge and hereby covenant and agree that in the event of any breach or threatened breach of the covenants, agreements, or obligations set forth in this Agreement, then in addition to any other remedy available at law or in equity, the non-breaching Party will be entitled to seek an injunction or injunctions to prevent or restrain any breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements, and obligations under this Agreement. Each Party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief that a remedy at law would be adequate and that a bond or other security will be required.

10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court in Wilmington, Delaware (or if such court does not have subject matter jurisdiction, a state court of

Exhibit 10.1
the State of Delaware located in Wilmington, Delaware) solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

10.11 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE ASSET PURCHASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS SECTION 10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE ASSET PURCHASE AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.12 Amendment; Extension; Waiver. Subject to the provisions of applicable law, the Parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties hereto. At any time, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

10.13 Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the Asset Purchase contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived.

10.14 Expenses. Except as otherwise expressly set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred in connection with this Agreement and the Asset Purchase contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Asset Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

DENALI THERAPEUTICS INC.

By:
Name:
Title:

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Asset Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
[***]

[Signature Page to Asset Purchase Agreement]

Exhibit A

FDA Approval Letter

[***]Exhibit B

Form of Bill of Sale

[***]Exhibit C-1
Form of Seller FDA PRV Transfer Acknowledgement Letter

[***]Exhibit C-2

Form of Buyer FDA PRV Transfer Acknowledgement Letter [***]
5004393521.17